Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Human Genome Sciences, Inc. Employee Stock Purchase Plan of our reports dated February 22, 2008, with respect to the consolidated financial statements of Human Genome Sciences, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2007 and the effectiveness of internal control over financial reporting of Human Genome Sciences, Inc., filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP

Baltimore, Maryland
December 17, 2008